ASSIGNMENT OF LEASE

THIS ASSIGNMENT OF LEASE (this “Assignment”) is made effective as of November 18, 2013 (the “Effective Date”), by and between Ardmore Investments Inc., a Marshall Islands corporation, (“Assignor”), and Petroterra Corp., a Nevada corporation, (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Pioneer Oil and Gas (“Lessor”), entered into that certain purchase agreement dated August 8, 2013 (the “Purchase Agreement”) for 5,950.54 gross and net acres of oil and gas (the “Lease”); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right title and interest in the Leases in exchange for common stock of Assignee.

WHEREAS, to grant Assignee ownership of the Leases, Assignor desires to, from and after the Effective Date, assign its right to ownership in the Leases under the Purchase Agreement to Assignee and Assignee desires to accept the assignment of such ownership rights in the Leases but to assume none of Assignor’s duties, obligations, and liabilities under the Purchase Agreement; and

WHEREAS, as consideration for the assignment, Assignee has agreed to pay to Assignor one million (1,000,000) shares of its common stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. As of the Effective Date, Assignor hereby assigns, gives, grants, bargains, sells, conveys, transfers and sets over unto Assignee, all of Assignor’s right, title and interest in, to, and under the Leases in, the Purchase Agreement, but excluding all of Assignor’s duties, obligations, and liabilities under the Purchase Agreement, including any and all payment obligations to Lessor.

2. Consideration. In consideration for the assignment to Assignee of ownership in the Leases and for Assignor’s continued performance of the payment obligations under the Purchase Agreement, Assignee shall issue to Assignor one million (1,000,000) shares of Assignee’s common stock (“Shares”), as follows: five hundred thousand (500,000) Shares upon the Effective Date, and five hundred thousand (500,000) Shares upon transfer of title to the Leases to Assignee.

3. Assignor’s Representations.

Assignor represents and warrants to Assignee that:

(i)	The Purchase Agreement attached hereto as Exhibit A and made a part hereof is a true and complete copy and there have been no amendments or modifications thereto except as otherwise set forth in Exhibit A.

(ii)	Assignor has been, now is, and shall in the future fulfill all of its obligations under the Purchase Agreement.

a.	Assignor has previously paid to Lessor the first two payments, totaling sixty-five thousand dollars ($65,000) that were due under the Section 3 of the Purchase Agreement, and will pay to Lessor all remaining payments pursuant to the Purchase Agreement. Assignor shall pay to Lessor the third payment of one hundred thousand dollars ($100,000) on or before December 12, 2013, the fourth payment of one hundred thousand dollars ($100,000) on or before February 12, 2014, and the final payment of one hundred thousand dollars ($100,000) on or before April 12, 2014.

4. Indemnification. (a) Assignee hereby indemnifies and agrees to defend and hold harmless Assignor, its members, managers, stockholders, directors, officers, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys’ fees, which Assignor may or shall incur under the Purchase Agreement by reason of any failure or alleged failure of Assignee to perform or fulfill the duties, obligations, and liabilities of the Lessee under the Purchase Agreement from and after the Effective Date.

(b) Assignor hereby indemnifies and agrees to defend and hold harmless Assignee its members, managers, stockholders, directors, officers, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys’ fees, which Assignee may or shall incur by reason of any failure or alleged failure of Assignor to have complied with, performed, or fulfilled the duties, obligations, and liabilities of the Lessee under the Purchase Agreement prior to the Effective Date.

5. Successors and Assigns. The terms and conditions of this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, subject to the restrictions on assignment in the Lease.

6. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one document. Facsimile and electronic signatures will be effective as original signatures with regard to this Assignment.

7. Governing Law. This Assignment shall be construed, and the rights and obligations of Assignor and Assignee hereunder shall be determined, in accordance with the substantive laws of the State of Nevada without regard to any choice of law provisions therein. Venue is proper in the county in which the Leases are located.

8. Construction. Any capitalized terms used in this Assignment and not defined shall have the same meaning as set forth in the Purchase Agreement unless otherwise expressly set forth herein to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on the day and year first set forth above.

ASSIGNEE:		ASSIGNOR:

PETROTERRA CORP.		ARDMORE INVESTMENTS INC.
a Nevada corporation		a Marshall Islands corporation

By:	/s/ John Barton	By:	/s/ Antoine Ratsaphong
Name:	John Barton	Name:	Antoine Ratsaphong
Title:	Chief Executive Officer	Title:	Director